Exhibit 10.21

LEASE AGREEMENT
Between
MOUNT SINAI GENOMICS, INC. (Tenant)
And
1 COMMERCIAL STREET ASSOCIATES, LLC (Landlord)

TABLE OF CONTENTS

EXHIBIT A    –    LEGAL DESCRIPTION OF THE PROPERTY
EXHIBIT B     –    DESCRIPTION OF PREMISES
EXHIBIT C     –    RULES

LEASE AGREEMENT
LEASE AGREEMENT (this “Lease”) made and entered into as of January 31, 2020 (the “Effective Date”) between l Commercial Street Associates, LLC, a Connecticut limited liability company (hereinafter known as “Landlord”), having its principal place of business at 431 Orange Street, New Haven, Connecticut 06511, and Mount Sinai Genomics, Inc., d/b/a Sema4, a Delaware corporation with a business address at 333 Ludlow Street, Stamford, CT 06902 (hereinafter known as “Tenant”).
PREMISES
The Landlord, in consideration of the covenants, conditions, agreements and stipulations of the Tenant expressed, does, as of the Commencement Date (as defined below), hereby lease to Tenant a certain building (the “Building”) and underlying land known as l Commercial Street, Branford, Connecticut, more particularly described in Exhibit A attached hereto (the “Property”). The “Premises” consists of approximately 37,400 square feet, comprised of two components: (i) the larger space, consisting of approximately 27,000 square feet (“Large Space”); and (ii) the smaller space, consisting of approximately I 0.400 square feet (“Small Space”) as are more particularly described in Exhibit B attached hereto, together with all parking spaces. Along with the Premises, Landlord hereby leases to Tenant all appurtenances pertaining to the Premises. Tenant shall have access and use of the Premises twenty-four (24) hours per day, seven (7) days per week, at no extra charge.
TERM AND USE
The Term of the Lease and the estate hereby granted (collectively the “Term”) shall commence on February 1, 2020, hereinafter known as the “Commencement Date”, and shall end on January 31, 2030, hereinafter known as “End of Term”. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Tenant was provided with early access to the Small Space commencing on October 1, 2019 (“Tenant’s Early Access”). In connection with Tenant’s Early Access, Tenant shall pay Landlord a one-time fee in the amount of $9,186.68 (the “Early Access Fee”), within fifteen (15) days following the Effective Date. Landlord hereby agrees that the Early Access Fee represents the full and complete payment required from Tenant with respect to Tenant’s Early Access.
The Premises shall be used by the Tenant for the specific use as an administrative office, medical office, medical laboratories, clinical/research laboratories, blood drawing station and the like and for doing all things incidental and necessary to the foregoing uses, and as office space for corporate office activities (collectively, the “Use”). Landlord does not warrant or represent that applicable zoning and the Building’s certificate of occupancy permit the Use at the Premises. Tenant will be responsible for obtaining any necessary municipal permits and approvals for the Use and Landlord agrees to cooperate “with Tenant in the municipal permit/approval process. Landlord shall not unreasonably withhold. condition or delay its consent to uses at the Premises other than those specified above.
RENT
The “Rent” under this Lease for the Term hereof shall payable as set forth below and shall include the Base Rent and Common Area Charges.

1.    Base Rent for the Term shall, starling on the Commencement Date be paid as follows: (the “Base Rent”):

Period	Monthly Rent	Annual Rent
February 1, 2020- January 31, 2022	$36,465.00	$437,580.00
February 1, 2022- January 31, 2025	$39.581.67	$474,980.00
February 1, 2025- January 31, 2028	$42.698.33	$512,380.00
February 1, 2028- January 31, 2030	$45,815.00	$549,780.00
2.    In addition to Base Rent, commencing on the Commencement Date, the Tenant shall pay the Landlord one hundred (100.00%) percent for all reasonable out-of-pocket expenses actually incurred by Landlord with respect to the operation, management, and maintenance of the interior and exterior of the Building, the grounds, and all areas incidental to the Premises, hereinafter referred to as “Common Area Charges”. The costs shall include such items as, but not limited to, real estate taxes, all property insurance, sewer taxes or usage fees, water usage fees, electricity, gas, landscape maintenance, snow removal, security, administrative costs, management fees (not to exceed 4% of gross rents), roof repairs, general maintenance and repairs (other than those for which Tenant is responsible, referred to as “Tenant’s Repairs”). Common Area Charges shall exclude depreciation, interest and amortization payments on any mortgage or other indebtedness of Landlord, capital expenditures and the cost of capital improvements, leasing commissions, structural repairs, expenses reimbursed to the Landlord by property insurance, any environmental compliance or remediation or legal compliance costs of any kind; fees or expenses not expressly referred to in the Lease, or any costs required to be paid by Landlord alone hereunder, or otherwise provided to be paid by parties other than Tenant; all costs, fees and disbursements relating to activities for the solicitation and execution of leases for space in the Building or other marketing of the Property (including, without limitation, legal fees and brokerage costs); the cost of any repair made by Landlord because of the total or partial destruction of the Building or the condemnation of a portion of the Property; any costs representing an amount paid to a corporation, entity or person related to Landlord which is in excess of the amount which would be paid in the absence of such relationship; any late charges, interest, fines or penalties due to Landlord’s failure to fulfill its obligations; any costs of selling, syndicating, financing, mo1tgaging or transferring any of Landlord’s interest(s) in the Property or any portion thereof; any bad debt loss or rent loss or any reserves therefor; any costs, expenses and disbursements paid or incurred by Landlord in the operation, maintenance and management of the Property if such expenses are not considered operating expenses under GAAP.
During the first Lease Year, the Tenant shall pay $8,259.17 per month in addition to Base Rent (hereinafter referred to as “CAC Contribution”) towards the Common Area Charges. The Landlord wil1 reconcile the difference between the CAC Contribution and the Common Area Charges at the end of each calendar year and provide Tenant with a written statement thereof by April 1st of each year. Also, the monthly CAC Contribution wi11 be adjusted at the end of each calendar year by the Landlord to reflect the projected costs for the upcoming year. The Landlord will provide notice of the new CAC Contribution for the upcoming Lease Year.
Any statements delivered to Tenant containing estimated or actual representations of Common Area Charges (or calculations thereof), shall contain reasonably itemized breakdowns. Any such statements containing estimates shall be based on reasonable, good faith projections of the immediately preceding year’s operating budget. In the event Tenant disputes any of Common Area Charges under the Lease, the parties shall have thirty (30) days following Tenant’s notice of such dispute to resolve same by written agreement, failing which, Tenant shall have the right to refer such dispute to a reputable, independent, certified public accountant for prompt detem1ination. Said determination shall be issued in written form and shall be final and binding on the parties. Tenant shall pay the costs of said accountant, unless Landlord is proven to have overcharged Tenant, in which case Landlord shall pay for said costs. Notwithstanding the foregoing, Landlord agrees to make available, upon five (5) business days’ notice, its statements, books and records relating to said dispute for audit, inspection and copying by Tenant and/or said accountant. Any Lease payments made by Tenant pending any dispute(s) shall be without prejudice to Tenant.
Any “real estate taxes’’ passed through to Tenant under the Lease shall exclude any fines, interest or penalties arising due to Landlord’s late payment or nonpayment of same as well as all franchise, income, profit, sales, conveyance, death, inheritance, succession, transfer or other nonreal estate taxes, as well as any real estate taxes not fairly allocable to the Te1m. In the event Landlord receives any refunds or abatements of real estate taxes during any periods for which Tenant has made CAC Contribution payments therefor, Landlord shall promptly so notify Tenant and Tenant shall promptly receive Tenant’s Share of such refunds or abatements in the form of reimbursement(s) or Rent credit(s). Tenant shall have the right, by appropriate proceedings conducted diligently and in good faith, to contest the amount(s) or validity of any real estate taxes, and Landlord agrees to reasonably cooperate with Tenant in such proceedings.
Notwithstanding anything to the contrary contained herein, during any period of the Term that Tenant obtains an exemption from real estate taxes for the Premises, Tenant shall not be responsible any real estate taxes applicable to the Premises.
3.    The Rent shall be paid to the Landlord on the first day of each month, in advance, at the address specified herein, or at such other place as the Landlord may designate, in lawful money of the United States of America, as and when the same shall become due and payable and without abatement of offset and without notice or demand therefor.
4.    If any installment of Rent as provided for in this Lease is not received at the Landlord’s address within ten (10) days after the same is due and payable, the Tenant shall pay an additional amount equal to four percent (4%) of the monthly Rent so due.
5.    As used herein, “Lease Year” shall mean each twelve month period commencing on the Commencement Date and ending on the End of Term.
6.    In the event of any partial calendar months occurring during the Term, Tenant’s Rent shall be prorated on a per diem basis to reflect such partial calendar month(s).
TENANT’S REPAIRS
Except to the extent caused by Landlord’s negligence or willful misconduct, and further subject to Landlord’s repair obligations set forth in this Lease, during the Term Tenant agrees to provide and pay for all ordinary and necessary maintenance, repairs and replacements of the interior of the Premises including, but not limited to, lighting tubes, ballasts, lavatory fixtures and accessories, exit signage, janitorial service, refuse and trash removal, and, except for Landlord’s repairs provided herein, all windows and doors and those portions of the heating, ventilating and air conditioning, electrical, plumbing and other systems located exclusively within and exclusively serving the Premises in a professional manner. Commencing on the Commencement Date, Tenant shall maintain service contracts for the heating, ventilating and air conditioning systems serving the Premises, Tenant, at Tenant’s expense, shall comply with all applicable laws which shall impose any violation, order or duty upon Landlord or Tenant with respect to its particular manne1· of use of the Premises.
LANDLORD’S REPAIRS
During the Term, the Landlord shall contract for landscaping and snow removal service, which reasonable costs shall be reimbursed by the Tenant to the Landlord through the Common Area Charges. So long as the Lease has not been terminated, the Tenant shall contract for all other services needed for the Premises. During the Term of the Lease, Landlord, at its own expense, shall maintain and provide all structural repairs and replacements to the Premises and the Building (including, but not limited to, the roof, the foundation, the floor slab, windows and doors) and those portions of Building equipment and systems not located exclusively within or exclusively serving the Premises. Unless such repairs or replacements shall be required by reason of the Tenant’s Improvements or equipment, the default by Tenant in any of its obligations beyond all applicable notice, grace and cure periods, or the negligence or willful misconduct of the Tenant, its officers, employees, contractors, agents, or invitees, in which the Tenant shall reimburse the Landlord for all such costs and expenses thirty (30) days of written demand therefor. Notwithstanding anything to the contrary contained herein, (i) Landlord, at its sole cost, shall be responsible for any repair or replacement needed to the electrical panels, circuits and transformers supporting electricity service to the Premises; and (ii) during the first thirty (30) months of the Term (the “Capital Repair Period”), the Landlord, at its sole cost, shall be solely responsible for capital repairs and replacement of heating, ventilating and air conditioning (“HVAC”) equipment and systems deemed reasonably necessary. Notwithstanding the foregoing or anything to the contrary contained herein, except for the HVAC costs for the Tenant that wet-e considered part of the four-month Base Rent discount during Tenant’s Early Access, with respect to capital replacements and repairs of the Building (including mechanicals and equipment) which are required following the expiration of the Capital Repair Period, Landlord shall be obligated to promptly perform the same and the cost thereof shall be amortized on a straight line basis over a period equal to the useful life thereof (pursuant to generally accepted accounting principles and the IRS Guidelines) and Tenant shall pay, as additional rent, such amortized amounts to the extent the same are applicable to the Term. Landlord, at Landlord’s expense, shall comply with all applicable laws affecting the real estate generally and the Property specifically.
INSURANCE AND INDEMNITY
At all times during the term of this Lease, the Landlord shall insure the Property against loss or damage by fire, flood, and such other casualties in an amount equal to the full replacement value thereof, and shall insure against rent loss and maintain comprehensive general liability insurance coverage in amounts held by reasonably prudent commercial landlords of comparable properties in the Branford, Connecticut, area containing appropriate endorsements waiving the insurer’s right of subrogation against Tenant.
1.    The Tenant shall not knowingly commit or permit any violation of the policies carried by the Landlord, or do or permit anything to be done, or keep or permit anything to be kept, on or in the Premises, which in case of any of the foregoing, could result in the termination of such insurance policies, could adversely affect the Landlord’s right of recovery under any such policies, or would result in the refusal by insurance companies to insure the Premises in the amounts satisfactory to the Landlord. If any such action by the Tenant shall result in an increase in the rate of insurance premiums, the Tenant shall pay the increase lo the Landlord upon presentation of proof from the insurer of the specific increases and their direct connection to Tenant’s actions, Landlord acknowledges that the Use will not result in the termination of such insurance policies, will not adversely affect the Landlord’s right of recovery under any such policies, and will not result in the refusal by insurance companies to insure the Premises in the amounts satisfactory to the Landlord.
2.     At all times during the Term of this Lease, the Tenant shall insure the Premises and all Tenant’s Improvements, and the Tenant’s Property against loss or damage by fire, flood, and such other casualties equal to the full replacement value. During the Term, Tenant will keep in full force and effect a policy of commercial general liability insurance in which the limits shall initially be less than two million dollars ($2,000,000) combined single limit, three million dollars general aggregate ($3,000,000), such limits to be increased as reasonably specified by the Landlord. During the Term, the Tenant shall also carry plate glass window insurance and otherwise be responsible for the same when damaged during the term of the Lease, except to the extent that same constitutes a Landlord repair obligation as expressly provided in this Lease. During any time when Tenant shall be making alterations or improvements to the Premises, the Tenant shall keep in full force and effect a policy of completed value builder’s risk insurance (on an “installations floater”), including building materials, covering loss from damage from fire, lightening, extended coverage perils, vandalism and malicious mischief, and perils in an amount not less than the final cost of such alterations or improvements, or maintain a property policy with equivalent construction coverage having no construction exclusion.
3.    All insurance policies provided by the Tenant shall be affected under valid and enforceable policies in form and substance then standard in the State of Connecticut. Within thirty (30) days of the Commencement Date, the Tenant shall provide ce1tificates to the Landlord of the insurance. To the extent commercially practicable, all such insurance policies shall contain an agreement by the insurers that such policies shall not be canceled, amended, or otherwise modified without thirty (30) days written notice to the Landlord, and the Landlord’s rights and interests under such policies shall not be subject to cancellation by reason of any act or omission of the Tenant All insurance policies provided by the Tenant shall name the Landlord (and, if requested and specified by Landlord in writing, Landlord’s mortgage lenders) as additional insured to the ex1ent of their liability due to the negligent acts or omissions of Tenant.
4.    During the Term, Tenant shall indemnify and hold the Landlord harmless against any liability or expense, including reasonable attorney’s fees, on account of any accident or injury to the Tenant, the Tenant’s employees, servants, agents, customers, invitees, licensees, contractors, or visitors, who may be injured by the Tenant on the Premises. Tenant’s indemnity of Landlord specifically excludes any losses, liabilities, claims, damages or expenses arising from the negligence or misconduct of Landlord or Landlord’s agents, employees, contractors, or invitees, or arising from Landlord’s breach of its obligations or representations under the Lease. Landlord hereby agrees to indemnify, defend and hold Tenant harmless from and against any and all losses, liabilities, claims, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs), arising from or in connection with the negligence or misconduct of Landlord or Landlord’s agents, employees, contractors or visitors, or arising from or in connection with Landlord’s breach of its obligations or representations in the Lease.
5.    Notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby agree to look first to the proceeds of their respective insurance policies before proceeding against each other in connection with any claim relating to any matter covered by the Lease, to the extent permitted by their respective insurance coverages. In furtherance of the foregoing, Landlord and Tenant each hereby waives all claims and rights of recovery against the other and against the officers, employees, agents, and representatives of the other, on account of loss by or damage to the waiving party of its property or the property of others under its control, caused by or resulting from any casualty of the type covered by the commercial property insurance required to be carried under this Lease, based on coverage for 100%

replacement cost, without regard for any deductible amounts, and without regard for whether such insurance is then in effect, and notwithstanding that any such loss or damage may be due to or result from the negligence or willful misconduct of either of the parties or their respective officers, employees. or agents.
CONDITION OF PREMISES
Tenant has inspected the Premises, its utilities and mechanical systems, including the HVAC equipment, and is satisfied with the condition thereof, and is accepting possession of the Premises in “as-is” condition, subject to Landlord’s representations, warranties anti obligations hereunder and latent defects. Tenant has not relied on any representations of Landlord or any agent of Landlord to determine the condition of the Premises, except for the representations expressly provided herein, Landlord hereby warrants and represents that, as of the Commencement Date, Landlord shall deliver the Premises with all mechanical, roof and structural components in good working order, but otherwise as-is.
ALTERATIONS AND IMPROVEMENTS
1.    The Tenant shall not make or have made alterations, improvements, decorations, installations and substitutions (collectively called “Tenant’s Improvements”) in, of or to the Premises without the prior written consent of the Landlord. Approval by Landlord shall not be unreasonably withheld, conditioned or delayed. Unless otherwise specified, any improvements or alterations in the Premises made by Tenant (including without limitation permanent partitions, wall paneling and lighting fixtures, but excepting the Tenant’s Property), shall be and remain upon and be surrendered with the Premises at the End of Term. If the Landlord requests in writing the removal of any of the Tenant’s Improvements (including, but not limited to, telephone and computer cabling installed by or on behalf of Tenant but no other wiring (i.e., electrical, security, etc.) at the time of Landlord’s approval of same, the Tenant shall in good workmanlike manner remove said improvements at the End of Term. Notwithstanding the foregoing, Tenant shall have the right to perform minor cosmetic decorating and remodeling in the Premises without obtaining Landlord’s prior written consent.
2.    The Tenant shall obtain all necessary permits and certificates for the commencement and prosecution of the Tenant’s Improvements. The Tenant’s Improvements shall not constitute the basis for a claim against the Landlord or a lien or charge upon or against the Premises. If at any time any such claim or charge shall be filed against the Premises, the Tenant shall cause such claim, lien or charge to be properly released of record or bonded over. The Tenant shall pay for all materials constituting Tenant’s Improvements, and the Tenant agrees that none of such materials shall be at any time subject to any lien, security interest, charge, installment sales contract, by any other person, firm or corporation whether created voluntarily or involuntarily.
ENVIRONMENTAL COMPLIANCE AND INDEMNIFICATIONS
Tenant hereby covenants to Landlord that during the Term hereof and subject to the limitations set forth below: (a) Tenant shall (i) materially comply with all Laws applicable to the discharge, generation, manufacturing, removal, transportation, treatment, storage, disposal and handling of Hazardous Materials or Wastes as apply to the activities of the Tenant and its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns at the Premises, and remove any Hazardous Materials or Wastes introduced by Tenant into the Premises in accordance with all applicable Laws and orders of governmental authorities having jurisdiction, (ii) pay or cause to be paid all costs associated with such removal including remediation and restoration of the Premises, and (iii) indemnify Landlord from and against all losses, claims and costs arising out of the migration of Hazardous Materials or Wastes introduced by Tenant from or through the Premises into or onto or under other portions of the Property or the Premises or other properties; (b) Tenant shall keep the Premises free of any lien imposed pursuant to any applicable Law in connection with the existence of Hazardous Materials or Wastes in or on the Premises introduced by Tenant; (c) Tenant shall not install or permit to be installed in the Premises any asbestos, asbestos-containing materials, urea formaldehyde insulation; (d) Tenant shall not cause as a result of an intentional or unintentional act or omission on the part of Tenant or any occupant of the Premises, a releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises due to Tenant’s activities on the Premises during the Term hereof; (e) Tenant shall, prior to taking possession of the Premises, identify in writing to Landlord all Hazardous Materials or Wastes currently used by Tenant and shall notify Landlord of any changes or addition to the Hazardous Materials or Wastes so used; (f) Tenant shall give all notifications and prepare all reports required by Laws or any other law with respect to Hazardous Materials or Wastes existing on, released from or emitted from the Premises due to Tenant’s activities on the Premises during the Term hereof (ru1d shall give copies of all such notifications and reports to Landlord); (g) Tenant shall promptly notify Landlord in writing of any release, spill, leak, emittance, pouring, discharging, emptying or dumping of Hazardous Materials or Wastes in or on the Premises by Tenant; (h) In the event of any spill, discharge of Hazardous Materials or Wastes caused by Tenant, Tenant shall pay for periodic environmental monitoring by Landlord of the Premises as may be legally required, paid as additional rent; and (i) Tenant shall promptly notify Landlord in writing of any summons, citation, directive, notice, letter or other communication, written or oral, from any local, state or federal governmental agency, or of any claim or threat of claim known to Tenant, made by any third party relating to the presence or releasing, spilling, leaking, pumping, emitting, pouring, discharging, emptying or dumping of any Hazardous Materials or Wastes onto the Premises.
The term “Hazardous Materials or Wastes” shall mean any hazardous or toxic materials, pollutants, chemicals, or contaminants, including without limitation asbestos, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls (PCB’s) and petroleum products as defined, determined or identified as such in any Laws, as hereinafter defined. The term “Laws” means any federal, state, county, municipal or local laws, rules or regulations (whether now existing or hereinafter enacted or promulgated) including, without limitation, the Clean Water Act, 33 U.S.C. § 1251 et seq. (1972), the Clean Air Act, 42 U.S.C. § 7401 et seq. (1970), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Subsection I 802, and The Resource Conservation and Recovery Act, 42 U.S.C. Subsection 6901 et seq., any similar state laws, as well as any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.
Tenant hereby agrees to defend, indemnify and hold harmless Landlord, its employees, agents, contractors, subcontractors, licensees, invitees, successors and assigns from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense and settlement of claims or remediation of contamination) incurred by such indemnified parties as a result of Tenant violating any express obligations under this Section. Tenant shall bear, pay and discharge, as and when the same become due and payable, any and all such judgments or claims for damages, penalties or otherwise against such indemnified parties, shall hold such indemnified parties harmless against all claims, losses, damages, liabilities, costs and expenses, and shall assume the burden description with any and all persons, political subdivisions or government agencies. The parties hereto agree that the provisions of this paragraph respecting Tenant’s indemnification of the Landlord arising out of Tenant’s violation of an express obligation under this Section and Tenant’s agreement to remediate the same are material terms of this Lease and Landlord would not have entered into this Lease if the Tenant would not agree to such provisions. The provisions of this Paragraph shall survive termination of this Lease.
Tenant acknowledges that the Premises are subject to an Access Authorization between Landlord and Environ International Corp. for the purpose of periodic monitoring ground water in various interior and exterior locations on the Premises (“Monitoring”). Tenant agrees to cooperate with the Monitoring, provided that Tenant is provided reasonable notice of all requiredaccess. Landlord, Environ International Corp. and their respective agents shall exercise all access rights to the Premises, in each instance, upon reasonable advance notice to Tenant, in a manner consistent with Tenant’s reasonable security requirements, and in a manner that does not unreasonably interfere with Tenant’s business operations or cause damage to the Premises.
Notwithstanding anything to the contrary contained herein, Tenant shall have no liability whatsoever in connection with any and all Hazardous Materials or Wastes (and any related equipment such as, but not limited to, underground storage tanks) not deposited or created by Tenant. Landlord, at i1s sole cost and expense, shall promptly comply with all applicable laws in connection with any Hazardous Materials or Wastes in or about the Prope11y not deposited or created by Tenant.
If asbestos or other Hazardous Materials or Wastes are discovered in the Premises in connection with the performance of Tenant’s Improvements or otherwise, Landlord shall, at Landlord’s expense, remove or otherwise encapsulate the asbestos or other Hazardous Materials or Wastes to the extent required by, and in accordance with, all applicable laws. Until the completion of any such work, Tenant’s obligation to pay Rent shall be postponed one (1) day for each day Tenant is delayed in using the Premises or performing Tenant’s Improvements until Landlord has completed such removal or other encapsulation. All such work shall be performed with reasonable diligence so as to minimize interference with the conduct of Tenant’s business and access to the Premises, Landlord shall indemnify and hold Tenant and the Tenant’s employees, trustees, agents and contractors harmless against and from any and all claims of whatever nature arising wholly or in part from or in connection with the presence, removal or encapsulation of such asbestos or other Hazardous Materials or Wastes in the Premises. The provisions of this Section shall survive the expiration or termination of this Lease.
SIGN
Tenant shall not place any sign(s) on or about the Premises, without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord hereby approves of Tenant placing signs in all locations where the present tenant has signage. Landlord agrees that Tenant may install, at Tenant’s sole cost and expense, directory, Building facade and Premises entrance signage, which shall be subject to Landlord’s prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.
TENANT’S PROPERTY
Any trade fixtures, equipment and other personal property (collectively, “Tenant’s Property”) installed in or attached to the Premises by the Tenant, shall remain the property of the Tenant and may be removed by the Tenant at any time during this Lease. The Tenant shall pay for the cost of repairing any damages to the Premises resulting from such installation or removal. The Landlord shall not be liable to the Tenant or any person or company for damage or theft to the Tenant’s Property other than if caused by Landlord’s negligence or willful misconduct.

UTILITIES AND FUEL
Landlord will maintain connections for utility companies to provide electricity, water, gas and sewer to service the Premises and the Property. Landlord represents that, as of the Commencement Date, the Premises shall be separately metered for electricity and gas. The cost of water consumption and sewer use will be included in Common Area Charges. The Tenant agrees to pay all actual charges imposed by any utility company for services furnished exclusively to the Premises during the term of this Lease, including, but not limited to, electricity, gas, telephone, and cable television.
ASSIGNMENT AND SUBLETTING
The Tenant agrees not to assign or in any way encumber this Lease, nor sublet the Premises, or any part hereof, without obtaining prior written consent of the Landlord, which shall not be unreasonably withheld, conditioned or delayed. In the event the Landlord consents to an assignment, by reason of a sale of the Tenant, or for any other purpose, the Tenant will remain liable for full performance of the lease unless Landlord agrees otherwise.
Tenant shall have the right, upon prior notice to Landlord, but without obtaining Landlord’s consent, to assign the Lease or sublet all or part of the Premises to any affiliate, parent, subsidiary, divisional entity, partner, joint venture entity or related business entity of Tenant, or to any entity arising by virtue of merger, consolidation or other business combination with Tenant or Tenant’s parent entity, or to any purchaser of all or substantially all of Tenant’s, membership or other ownership interests or assets, or to any entity under the ownership or control of Tenant’s parent entity or holding entity (individually, a 11 Related Entity” and collectively, “Related Entities”). In addition, Landlord agrees not to unreasonably withhold, condition or delay its consent to any proposed assignment or sublease to any parties not constituting a Related Entity. For purposes hereof, Landlord shall grant or withhold its consent in writing (with specific reasons for withholding its consent), within thirty (30) days after receiving Tenant’s request therefor. Landlord’s failure to so respond within said thirty (30)-day period shall be deemed a consent to said proposed assignment or sublease. Upon any permitted assignment or sublease, Landlord, upon Tenant’s request, agrees to enter into a reasonable nondisturbance agreement with any such assignee or subtenant. In the event of any assignment, Tenant shall remain primarily liable for all obligations arising under the Lease unless Landlord agrees otherwise in writing.
DAMAGE OR DESTRUCTION
1.    In the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, is damaged by fire or other insured casualty, but the Tenant shall continue to have reasonably convenient access, and no portion shall be rendered unfit for the use and occupancy contemplated hereunder, the Landlord shall repair such damage with diligence. During the repair period, the Rent shall not be abated or suspended.
2.    ln the event that the Premises, other than Tenant’s Improvements or Tenant’s Property, are damaged or destroyed by fire or other insured casualty, and the Tenant shall not have reasonably convenient access, or any portion of the Premises is rendered unfit for the use and occupancy contemplated hereunder, and if in the sole but reasonable judgment of the Landlord the damage may be repaired within ninety (90) days after the occurrence, then the Landlord shall notify the Tenant within thirty (30) days after the occurrence, and shall repair such damage with diligence. If the Premises does not have reasonably convenient access, or some portion of the Premises is rendered unfit, the Rent shall be abated during the period until Tenant regains full occupancy with the Premises restored. The Tenant shall have the right to terminate the Lease, within ten (10) days’ notice, if the Landlord cannot or does not repair the damage and receive appropriate authority for use and occupancy after the ninety (90) day period, except for delays caused by Acts of God, strikes, or government regulation. Except as otherwise set forth herein, no damages, compensation or claim shall by payable to the Landlord or the Tenant, or any other person, by reason of inconvenience, loss of business, or annoyance arising from any damage, or repair thereof.
CONDEMNATION
If the Building, or so much of the Building as is necessary for the Tenant’s use and occupancy for the purpose set forth herein as determined by Tenant in its reasonable but sole determination, shall be taken by condemnation or in any other manner, then the term of this Lease shall terminate as of the date title vests in the taking authority, and the Rent shall be apportioned as of such date. The Tenant shall have the right in any condemnation proceeding to any award payable for the Tenant’s trade fixtures, loss of business, and moving and relocation costs and the value of the Tenant’s Property. The Tenant shall have no other right to any award for taking of the land, the contract value of this Lease, and rights to all such rewards shall be retained by the Landlord.
DEFAULT
1.    Any of the following shall constitute “Default” under this Lease: (a) in the event that Tenant fails to timely pay Rent or Common Area Charges, or any other charge payable by Tenant to the Landlord, under this Lease within five (5) days of Tenant receiving written notification of such failure pursuant to the Notice section of this Lease; (b) in the event that Tenant fails to obtain or maintain the required insurance under this Lease, and the same is not cured within three (3) days following Landlord’s written notice; or in the event that Tenant does, or fails to do, any other action provided for by this Lease, and does not remedy the same within thirty (30) days of receiving written notice of such failure; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period, such period shall be extended as is reasonably necessary to complete such cure, provided Tenant commences such cure within such thirty (30)day period, and proceeds with all reasonable diligence to complete same.
2.    In the event of Default, the Landlord shall have the immediate right, at its election, to terminate this Lease by giving the Tenant ten (10) days’ notice of the Landlord’s election to terminate. After such ten (10) day period, the Landlord may elect to lawfully take possession and remove the property and possessions of the Tenant, and the same may be stored in a public warehouse, at the cost for the account of the Tenant. The Landlord shall not be guilty of trespass, or be liable for loss or damage occasioned thereby.
3.     In the event of a Default, Tenant shall pay to the Landlord within ten (10) days of written demand, the Rent due and payable up to the time of Default, plus (upon submission of documentation sufficiently detailed to allow Tenant to confirm the same) the out-of-pocket costs reasonably incurred by Landlord as a result of such Default, plus any lawful late charges and/or interest provided in the Lease, all expenses, including reasonable attorney’s fees, incurred by Landlord in recovering possession, re-leasing the same, and collecting Rent, all costs of repairs and decorations to re-lease the Premises, and all brokerage commissions in re-leasing the Premises. If the Landlord elects to take possession, subsequent and as a result of a Default, Landlord may re-lease the whole or part of the Premises, for period equal to, greater or less than, the remainder of the term of this Lease, and at such rent and upon such terms as the Landlord shall deem reasonable. The Landlord shall be entitled to the rent under such re-leasing, and such amount shall be deducted from the amount of Rent that Tenant owes hereunder on a monthly basis.

4.    In lieu of the monthly damages provided in Section 4 above, if the Landlord elects to reenter and take possession of the Premises, and whether or not the Landlord has terminated this Lease, Landlord may elect to demand, as liquidated damages, within thirty (30) days of written demand, the then discounted present value of the difference, if any, between (a) the then remaining Rent reserved under the Lease, and (b) the fair market rental value of the Premises for the then balance of the Term.
5.    Landlord shall have a duty to reasonably mitigate its damages following any Tenant Default. In addition, Landlord’s damages available under the Lease shall preclude any duplicative recoveries for the same injury suffered.
HOLDING OVER
If Tenant shall hold over in the Premises beyond the End of the Term, such tenancy shall be deemed a month-to-month lease and the Tenant shall pay to the Landlord Rent equal to the Common Area Charges and one hundred and fifty (150%) percent of the Base Rent payable at the End of Tenn. The hold-over rent shall be paid in equal monthly installments. The provisions of this article shall not constitute a waiver or limit any other rights and remedies of the Landlord provided herein or at law.
SUBORDINATION
This Lease and all rights of the Tenant hereunder are subject to and subordinate to any mortgage or ground lease made by the Landlord, which affect the Premises. It is the intention of the Landlord and Tenant that this provision be self-operative, and no further instrument shall be required to effect a subordination of this Lease. Upon demand, however, the Tenant shall at any time execute, acknowledge and deliver to the Landlord any reasonable subordination agreement to any future mortgagee or ground lessor. If in the mortgaging of the Premises by the Landlord, any mortgagee requests modifications to the Lease, and such modification does not materially increase the obligations of the Tenant or decrease Tenant’s rights under the Lease, the Tenant shall not withhold or delay consent to such modification.
Notwithstanding anything to the contrary contained herein, Tenant’s subordination and attornment to any future mortgages, ground leases or encumbrances shall be conditioned upon its receipt of reasonable and binding nondisturbance agreements protecting Tenant’s tenancy as long as Tenant is not in Default of its obligations under the Lease. In addition, Landlord shall obtain such nondisturbance agreement(s) from any and all current mortgages or ground lessors and provide same to Tenant within sixty (60) days of the date of the Lease. If Landlord fails to provide such nondisturbance agreement(s) from such current mortgagees and ground lessors within such period, Tenant shall have the right to cancel the Lease, without liability, by written notice to Landlord, in which case Landlord shall immediately return to Tenant any prepaid Rent. Landlord hereby represents and warrants that there are no defaults under any such current mortgages or ground leases and that same permit Landlord to lease the Premises to Tenant as contemplated by the Lease. Landlord represents that, as of the date hereof; there are no superior leases encumbering the Property.
ENTITY EXISTENCE/AUTHORITY
Each party represents to the other that it has full power and authority to enterinto and consummate the transaction contemplated by this Lease. and it has obtained all required approvals and authorizations in connection therewith.

NOTICES
Whenever notice is required by conditions of this Lease, such notice shall be in writing and shall be given or served in person, or sent by a nationally recognized overnight carrier, or by registered or certified mail, return receipt requested, and addressed as follows:

To Landlord at

To Tenant at:

Attn:

With Copy to:

Attn:
Or to such other person or address as either party shall have specified for itself by notice to the other party in the manner set forth previously.
SECURITY DEPOSIT
The Tenant shall deposit with the Landlord the sum of Twenty-Eight Thousand Three Hundred Fifty ($28,350.00) Dollars within ___ days following the full execution of this Lease. The security deposit will be held by the Landlord, without liability for interest except as required by law, as security for the performance by the Tenant of all terms of this Lease. The Security Deposit shall not be used to pay Rent at the End of Term. The Security Deposit shall be returned to the Tenant within thirty (30) days after vacating the Premises with a final accounting of offsets, if any.
LANDLORD’S RULES AND REGULATIONS
Tenant agrees to abide by and follow all rules promulgated by Landlord from time to time, a copy of such rules is attached hereto as Exhibit C and made a part hereof. Landlord shall notify Tenant of any modification of said rules. Landlord hereby agrees to enforce any and all rules and regulations regarding the Property in a good faith, non-discriminatory manner amongst all of the tenants of the Property. In the event of any conflict between the Lease and such rules and regulations, the Lease shall govern and control in each instance. No such rules and regulations shall materially impair Tenant’s leasehold interest in the Premises or increase Tenant’s Rent obligations.
LANDLORD’S RIGHT TO PERFORM TENANT’S COVENANTS
If an event of Tenant Default has occurred and is continuing beyond any applicable notice and cure periods, the Landlord may make any payment or fulfill any obligation on behalf of the Tenant regarding the repair and maintenance of the Premises. The Landlord shall not be obligated to perform any of Tenant’s covenants. The Tenant is not released of its obligations thereto if the Landlord performs any of the Tenant’s obligations. If the Landlord makes any payment in performance of the Tenant’s obligations, the payment shall become Rent as used in this Lease, together with interest of four percent (4%) per year or the maximum rate allowable by law.
LIENS
The Tenant shall not suffer or permit any mechanics liens, materialmen’s liens or other liens to be filed against the Premises. If any such lien shall be filed, the Tenant shall cause the same to be discharged of record or bonded over within thirty (30) days of the receipt of notice by the Tenant of the filing of the same.
WASTE
The Tenant covenants and agrees not to do or knowingly suffer any waste, damage, disfigurement or injury to the Premises of any part hereof.
INSPECTION BY LANDLORD
Upon reasonable advance notice, the Tenant agrees to permit the Landlord, and its representatives, to enter the Premises at reasonable hours. The Landlord shall have the right to exhibit the same for the purpose of sale. And during the last year of the Lease, the Landlord shall have the right to exhibit the Premises for the purpose of leasing or for a sale, Landlord shall exercise any and all access rights to the Premises available under the Lease, in each instance, upon reasonable advance notice to Tenant (except in cases of emergency when no such notice is required), in a manner consistent with Tenant’s reasonable security requirements, and in a manner which does not unreasonably interfere with Tenant’s business operations.
SURRENDER OF PREMISES
On the last day of this Lease, or upon any earlier termination, the Tenant shall quit and surrender the Premises to the Landlord, in broom-clean condition reasonable wear and tear, Landlord’s maintenance and repair obligations and damage by casualty or condemnation excepted. The Tenant shall remove all Tenant’s Property, and shall remove those portions of the Tenant’s Improvements designated by the Landlord at the time of Landlord’s approval of same, and repair any damage incidental thereto such removal.
ESTOPPEL CERTIFICATE
The Tenant agrees to deliver to the Landlord’s written request, within ten (10) days of receipt, a written certificate, in recordable form, representing, to the extent true, all reasonable terms and conditions requested by such certificate.

LIMITATION OF LIABILITY
Anything within this Lease to the contrary notwithstanding, the Tenant agrees that it shall look solely to the interest, estate and property of the Landlord in the Property and any and all proceeds derived therefrom (including, but not limited to, the sales, rentals and insurance proceeds) for the collection of any judgment, or other judicial process, requiring the payment of money by the Landlord, and for no other assets of the Landlord or of any member in the Landlord.
RIGHTS OF LANDLORD; NON-WAIVER
No right or remedy conferred upon the Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative. The failure of Landlord or Tenant to insist upon strict performance of any provision of this Lease shall not be construed as a waiver or relinquishment thereof for the future. Receipt by the Landlord of Rent, with knowledge of a breach of any provision shall not be deemed a waiver of such breach.
BROKER
Landlord and Tenant each hereby warrant and represent that it has dealt: with no brokers or agents in connection with the Lease, and each hereby agrees to indemnify, defend and hold the other harmless from and against all losses, liabilities, claims, damages and expenses (including, without limitation, reasonable attorneys’ fees) arising out of any breach or alleged breach of said representation, respectively.
ENTIRE AGREEMENT; AMENDMENT
This Lease and all Exhibits attached constitute the entire agreement between the Tenant and the Landlord. Th.is Lease may not be modified except in writing, signed by both parties.
NOTICE OF LEASE
This Lease shall not be recorded on the Branford land records. Upon written request by either party, the other party shall execute a Notice of Lease, in recordable form, satisfying the requirements of Section 47-19 of the Connecticut General Statutes, as amended.
PREJUDGMENT REMEDY WAIVER
TENANT HEREBY ACKNOWLEDGES THAT THE TRANSACTIONS EVIDENCED BY THIS AGREEMENT ARE COMMERCIAL TRANSACTIONS AS THAT TERM IS DEFINED IN SECTION 52-278(A) OF THE CONNECTICUT GENERAL STATUTES AND KNOWINGLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS WHICH HE MAY HAVE, PURSUANT TO ANY LAW OR CONSTITUTIONAL PROVISION, INCLUDING, WITHOUT LIMITATION, SECTION 52-278(A) ET SEQ OF THE CONNECTICUT GENERAL STATUTES, TO ANY NOTICE OR HEARING PRIOR TO ANY ATTEMPT BY THE LANDLORD TO OBTAIN A PREJUDGMENT REMEDY AGAINST THE UNDERSIGNED IN CONNECTION WITH SUCH TRANSACTION.

MISCELLANEOUS
1.    Quiet Enjoyment. Landlord hereby covenants that as long as Tenant is not in default under the Lease beyond any applicable notice and cure period, Tenant shall quietly have, hold and enjoy the Premises.
2.    Attorneys’ Fees. In the event Landlord and Tenant engage in any litigation regarding any subject matter relating to the Lease, each party shall pay its own costs in connection with such litigation.
3.    General Abatement. In addition to the rights of Tenant in the event of a casualty or condemnation, if all or part of the Premises (or Tenant’s access thereto) are rendered untenantable, and such conditions were not caused by Tenant, Tenant’s Rent obligations shall abate for the duration of such untenantable conditions, said abatement to reflect the portions of the Premises which are untenantable. The conditions giving rise to such abatement shall include, without limitation, environmental conditions and Landlord’s failure to perform its maintenance, repair and replacement obligations under the Lease. Notwithstanding the foregoing, if such untenantable conditions arise at any time during the last year of the Term, and affect twenty percent or more of the rentable area of the Premises; Tenant shall have the right to cancel the Lease, without liability, upon written notice to Landlord, in which case Landlord shall immediately return any prepaid Rent.
4.    Tenant Force Majeure. Tenant shall be excused from performing any of its Lease obligations (other than Rent payment obligations) during the period of any delays beyond its reasonable control, including, without limitation, delays caused by Landlord’s breaches of the Lease and so-called “Acts of God.”
5.    Tenant’s Right to Cure. To the extent Landlord fails to perform any of its obligations under the Lease, and such failure continues beyond thirty (30) days’ following Tenant’s notice to Landlord, except in the event of genuine emergencies (an. immediate notice shall be required), then Tenant shall have the right to cure such non-performance for the account of Landlord, and any amount of reasonable costs so incurred by Tenant shall be reimbursed by Landlord to Tenant within thirty (30) days following Tenant’s statement therefor, failing which, Tenant shall have the right to offset such reasonable costs against its Rent next coming due and payable.
6.    Governing Law and Venue. This Lease shall be interpreted and enforced in accordance with the internal laws of the State of Connecticut and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of State of Connecticut.
7.    Generator. Landlord acknowledges that an emergency generator presently exists at the Premises which exclusively services the Premises. Landlord agrees that, during the Term, Tenant shall have the exclusive use of such generator, at Tenant’s sole cost and expense.
8.    Waiver. Each of Landlord and Tenant hereby waives any and all claims and rights to recover against the other consequential, special, and indirect damages arising out of, under, or in connection with this Lease.
9.    Outside Business Equipment. Subject to all applicable local, state and federal laws and the terms and conditions of this Lease, Tenant shall have the right, at Tenant’s expense, and for its own use, to purchase, install, maintain and operate commercially reasonable business equipment outside the Premises (including, without limitation, telecommunication equipment or satellite dish, and associated cables and equipment, a supplemental HVAC system, storage containers, etc.) (collectively, “Outside Business

Equipment”), subject to Landlord’s prior approval which approval shall not be unreasonably withheld, conditioned or delayed.
10.    Successors and Assigns. This Lease shall be binding upon, and inure to the benefit of, the respective parties and their heirs, administrators, executors, legal representatives, successors and permitted assigns.
11.    Counterparts. This Lease may be executed in multiple counterparts, all of which, when taken together, constitute one and the same instrument. Counterparts of this Lease transmitted by facsimile or electronically in portable document format (PDF) shall be deemed originals.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Lease to be duly executed as of the Effective Date.

Landlord:		Signed and delivered in the presence of:

1 COMMERCIAL STREET
ASSOCIATES, LLC

By:	/s/ Richard Michaud
Richard Michaud
Member

Tenant:

MOUNT SINAI GENOMICS, INC,

By:	/s/ Joel Sendek
Name: Joel Sendek
Title: Chief Financial Officer

EXHIBIT A
Legal Description of the Property
NO. l COMMERCIAL STREET
That certain piece or parcel o(land with all the buildings and improvements thereon, situated in the Town of Branford, County of New Haven and State of Connecticut, known as Lot No. 12 and one-half of Lot No. 11 as shown on a map entitled “Commercial Street, Industrial Park, located on Commercial Street, Branford, Conn., Philip W, Genovese & Assoc. Engineers and Land Surveyors, Hamden, Conn. Scale l” = 100 feet, June l, 1972” which map is on file in the Branford Town Clerk’s Office as Map No. 1186, reference to which is hereby made and being bounded and described as follows:
WESTERLY:     by the remaining portion of lot No. 11 on said map, 325.00 feet, more or less;
NORTHERLY:     by Lot No.9, 141.15 feet in part and in part by land now or formerly of the State of Connecticut 95.01 feet;
EASTERLY:     by Lot No. 13 on said map, 461.52 feet;
SOUTHERLY:     by Commercial Street, in a curved line, 356.75 feet.

EXHIBIT B
Description of Premises

ONE COMMERCIAL STREET
ALTERATIONS II

JOSEPH T. SPIRO, A.I.A.
ARCHITECT

EXHIBIT C
Rules
1.    Tenant shall not obstruct any pedestrian walks, entrances, or exits to the Building in which the Premises are situated, or any areas or facilities, with anything or in any manner whatsoever, nor obstruct any and all entrances, exits, curbs cuts, or walks serving the Jot upon which said Building is located or industrial park in which said lot and Building are located, nor create or suffer any hazardous condition therein, or thereat.
2.    Tenant shall not leave, place, or dispose of any litter, refuse, garbage, debris, or thing outside the Premises, other than garbage, refuse in containers or receptacles expressly designated by Landlord for that purpose, as and where so designated. Containers and receptacles will remain on designated pads and will not be moved by Tenant. All refuse and garbage shall be removed by Tenant from the Premises and deposited and disposed of in containers, in a manner and at times acceptable to Landlord. Tenant shall supply refuse removal service-and shall timely pay for such removal of its refuses as and when invoiced for the same.
3.    Receiving, shipping, loading and unloading by Tenant shall be done at the overhead door or docks serving the Premises; and Tenant, its employees, agents or invitees shall exercise due care and safety precautions with respect to the same.
4.    Tenant shall not conduct, advertise or suffer the occurrence of any auction sale, bankruptcy sale, going out of business sale, distress sale, or the like at the Premises or in the industrial park in which the same are situated.
5.    Tenant shall not overload the floors of the Premises, without installing, at its expense, appropriate floor support.
6.    Tenant shall keep the Premises clean and free of refuse at all times, shall paint the interior of the Premises when reasonably necessary, and shall use pest extermination service as and when required and whenever Landlord shall reasonably direct.
7.    Tenant shall comply with all applicable laws and governmental authorities regarding its particular manner of use of the Premises, as said laws may from time to time appear and/or be amended.
8.    Tenant shall keep and maintain temperatures at the Premises sufficiently high to prevent freezing of, or interference with, any flow in pipes in, at, and about the Premises.
9.    Tenant shall not attach, display, or maintain on the exterior side of the outer walls, doors, windows, or roof of the Premises or the Building of which the same form a part, any sign, awning, aerial lettering matter, or thing of any kind without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed. Tenant shall not place neon signs, or any similar signs, on the interior windows without Landlord’s written approval. In the event Landlord grants approval to Tenant for the display or erection of any sign, display, or lettering, Tenant shall maintain and keep the same in good repair, good appearance, and good working order at all times, and make all replacements thereto as when required to keep the same in such condition.
10.    Tenant shall not use any sound device which shall be deemed objectionable to Landlord or other Tenants, including but not limited to loudspeakers, microphones, transmitters, and amplifiers.

11.    Tenant shall not do anything which may damage the personal property of any business or occupant at the Building in which the Premises are located or any part thereof, or be a nuisance to other tenants, there.
12.    The plumbing facilities, drains, and lines in or about the Premises shall not be used by Tenant or anyone under its control for any purpose other than that which they were constructed, not shall Tenant put (or dispose of) any foreign substance therein of a kind other than for which such facility was specifically designed, or permit such event to occur; and all costs and expense of repairing, replacing, or restoring said facilities or equipment by reason of any breakage, stoppage, or damage proven to be a result from a violation of this provision shall be borne by the Tenant.
13.    Tenant shall not bum any trash or garbage of any kind in or about the Premises, the building lot, industrial park, or within one thousand feet outside property lines of the industrial park.
14.    Tenant shall not use nor suffer the use of the respective portions of the lot for any purpose other than those designated by Landlord, to wit: parking areas for parking vehicles used in the business conducted in the Premises, employee parking, and parking for business invitees, loading docks for loading and unloading of vehicles transporting materials or equipment to or from the Premises; and curbs cuts and turnaround areas for the unobstructed passage of vehicles to and from said Lot.